Committee to Restore ZTR's 10% Dividend
60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax: (914) 747-5258 // tenpercent@fixmyfund.com

April 23, 2004

Dear Fellow Shareholder of the Zweig Total Return Fund (ZTR):

Are you as unhappy as we are about our Fund's reduced distribution policy? If so, you now have an opportunity to elect directors who are committed to (1) restoring the annual 10% cash distribution and (2) eliminating the discount.

As of April 19, 2004, ZTR's shares were trading at an 8.25% discount to net asset value (NAV). That means you would receive only $5.23 for your shares even though the NAV was $5.70. As recently as July 2003, ZTR's shares were trading at a premium to NAV. The discount first appeared after the board announced its decision to abandon our Fund's longstanding 10% cash distribution policy.
(Graph showing ZTR premium/ discount to NAV from 6/27/03 to 4/16/04)

We don't think shareholders should have to tolerate the negative fallout from the board's ill-conceived decision to abandon ZTR's dividend policy. In fact, we think you should be able to sell your shares for at least NAV. The first step is to restore the 10% cash dividend as soon as possible. But that might not be enough -- ZTR's stock price may never fully recover from the board's blunder. For that reason, we also favor open-ending ZTR to guarantee that shareholders will never again have to sell their shares for less than NAV. But time is short. If you want directors who are committed to maximizing the value of your investment, please sign and return the enclosed GREEN proxy card today!

If you are a long-time ZTR investor, you are probably feeling "This is not what I bargained for" -- and rightly so. Until last July, ZTR had a very attractive 10% cash distribution policy. In fact, ZTR actively promoted its dividend policy to induce shareholders to buy more shares in a rights offering. So it came as a shock to shareholders when that policy was suddenly revoked by the board on July 28, 2003. The impact on the stock price was predictably painful: ZTR's shares rapidly fell from a 9% premium on July 28, 2003 to a 14% discount on August 14, 2003. Just look at the graph on the previous page! After seeing how investors drove down ZTR's stock price, it is not surprising that no other closed-end fund with a similar 10% cash distribution policies followed our board's lead by cut its dividend. In fact, the Cornerstone group of closed-end funds responded by announcing "their intention to continue the respective fixed-payout distribution policies of each of their Funds indefinitely." In contrast with ZTR, each of the Cornerstone funds today trades at a large premium to its NAV.

Supposedly, the reason for cutting the dividend was tax related. However, when we asked the board for details, they refused to provide any. Our accountants have advised us that as long as the dividend is supported by income, there will be no adverse tax consequences. While we would need to have the details the board has thus far refused to provide, our nominees will work to modify ZTR's investment policy (subject to any required shareholder approvals) so it can earn more income and pay a 10% cash dividend without any incurring any additional tax liability.

Recently, in response to complaints from several shareholders, the board announced a phony 10% dividend policy whereby only 7% will be paid in cash and 3% in stock. That is simply a bookkeeping gimmick designed to fool shareholders into thinking they will be getting the equivalent of 10% cash in their pockets. As the graph on the previous page shows, the positive effect of that scam was short-lived. We want a true 10% cash dividend with no tricks.

But even fully reinstating the 10% cash dividend may not be enough. As recent scandals involving mutual funds have shown, investors tend to punish funds with credibility problems. Therefore, ZTR's stock price could languish below NAV for years. In addition, the Fund has woefully underperformed its peers.
Look at the following table and chart comparing the NAV returns of ZTR and the Vanguard Balanced Index Fund, a popular benchmark index fund over various time periods ending on December 31, 2003:

, 1 year, 5 year, 10 year
Zweig Total Return Fund, 7.1%, 11.6%, 70.7%
Vanguard Balanced Index Fund , 19.9%, 17.1%, 143.3%
ZTR Underperformance, -12.8%, -5.5%, -72.6%

Sadly, there is little reason to expect better performance in the future. Here is what TheStreet.com said about Carlton Neel, ZTR's current portfolio manager: "[Neel] had previously put in an unremarkable stint prior to 2002 as manager of the small-cap blend fund, Phoenix Appreciation. That fund's return, at 7.1% annualized over the past five years, was worse than 95% of its peers, according to Morningstar data [and] the return of the [Phoenix Market Neutral Fund], which Neel has run since inception, is worse than 81% of peers, according to Morningstar data." You can be sure that our nominees will not tolerate substandard performance for ZTR. As Donald Trump might well say to Phoenix/Zweig, ZTR's investment advisor, "You're fired!" (Graph showing $100 investment in ZTR and Vanguard Balanced Index
Fund)

Slashing the dividend, announcing a phony "restoration" of the former all cash dividend policy and poor investment performance is a recipe for keeping ZTR's shares depressed.

However, with your support, we can begin to fix ZTR's problems. Restoring the 10% cash distribution policy may reduce the discount and open-ending ZTR will permanently eliminate it. Then you will be able to redeem your shares at NAV at any time. In its September 4, 2000 issue, Forbes called open ending "the best thing that can happen" to a discounted closed-end fund. And on March 26, 2004, John Waggoner of USA Today wrote: "Anyone who owns shares of a heavily discounted closed-end fund would benefit if the discount were to narrow or go away entirely." Why then would ZTR's management oppose open-ending? We think it is because open-ending threatens their fees, which would decline if sales were to lag redemptions after ZTR open-ends. Of course, management will not admit that they want to protect their fees, so they need to convince us that we are better off with a stock worth $5.23 than one worth $5.70. We are betting that shareholders are not that gullible.

Actually, shareholders are the real owners of ZTR. The directors and the investment advisor are only our agents. That means they are supposed to work for us and honor their commitments to shareholders. But when we asked the directors to let shareholders vote on restoring the 10% cash distribution policy, they flatly refused, effectively saying, "Take it or leave it." We had no choice but to send our own proxy card to shareholders.

If our nominees are elected, they promise to work to increase ZTR's income and to reduce management fees, administration fees, and commissions. For example, in 2003 ZTR paid $678,000 to Phoenix Equity Planning Corporation, an affiliate of the advisor, for "administration." We know for a fact that administrative services can be provided for a fraction of that amount. For example, one reputable fund administrator informed us that it could provide the same service for 47% less than ZTR is paying! We see no reason shareholders should pay one penny more than necessary. As directors, we would demand that ZTR solicit competitive bids for administrative services as one way to reduce costs. The same goes for brokerage dealings with another Phoenix affiliate, PXP Securities Corp. The current board apparently tolerates the conflicts of interests inherent in these cozy arrangements. Our nominees won't! They will make sure that ZTR's shareholders pay the lowest possible cost for every service provided our Fund.

To sum up, if you want directors who are committed to restoring ZTR's 10% cash dividend, eliminating the discount and achieving a higher stock price, improving performance and lowering costs, you must return the GREEN proxy card today. (Note: If your shares are held by your stock broker or bank, you can vote by telephone at 1-800-454-8683 or at WWW.PROXYVOTE.COM). If you have already returned the WHITE proxy card sent to you by the current board, it is not too late to change your vote. You can still return a GREEN proxy card to enhance the value of your shares. Remember, only the last valid proxy card you submit is counted, and it supersedes any preceding ones. Therefore, once you submit a GREEN proxy card, please do not submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call us at (914) 747-5262 or e-mail us at tenpercent@fixmyfund.com.

Very truly yours,
Phil Goldstein and Art Lipson
Committee to Restore ZTR's 10% Dividend